EXHIBIT 5.1

Axelrod, Smith & Kirshbaum
An Association of Professional Corporations
ATTORNEYS AT LAW
5300 Memorial Drive, Suite 1000
Houston, Texas 77007-8292

Robert D. Axelrod, P.C.	Telephone (713) 861-1996
Facsimile (713) 552-0202

September 1, 2016

John A. Brda, President
Torchlight Energy Resources, Inc.
5700 W. Plano Parkway, Suite 3600
Plano, Texas 75093

RE:	TORCHLIGHT ENERGY RESOURCES, INC. FORM S-1 REGISTRATION STATEMENT

As counsel for Torchlight Energy Resources, Inc., a Nevada corporation (the “Company”), you have requested our firm to render this opinion in connection with Post-Effective Amendment No. 1 to the registration statement of the Company on Form S-1 (Registration No. 333-208467) (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “SEC”) relating to the resale of an aggregate of 4,360,494 shares of common stock, par value $.001 per share (the “Common Stock”) which includes (i) 1,822,654 shares of common stock issuable upon the conversion of shares of Series B Convertible Preferred Stock (“Series B Preferred) at a conversion price of $2.03 per share; (ii) 911,330 shares of common stock issuable upon exercise of certain warrants to purchase common stock at an exercise price of $2.23 per share, which warrants were issued to the holders of the Series B Preferred (the “Preferred Warrants”); (iii) 104,418 shares of common stock issuable upon exercise of Series C Warrants to purchase common stock at an exercise price of $6.00 per share; and (iv)1,522,092 shares of common stock issuable upon exercise of Purchase Warrants to purchase (a) 761,046 shares of common stock at an exercise price of $4.50 per share and (b) 761,046 shares of common stock at an exercise price of $7.00 per share.

We are familiar with the Registration Statement and the registration contemplated thereby.  In giving this opinion, we have reviewed the Registration Statement and such other agreements, documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained herein as we have felt necessary or appropriate in order to render the opinions hereinafter expressed.  In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

Based upon all of the foregoing, we are of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; and

2.
The shares of Common Stock to be issued upon conversion of the shares of Series B Preferred are validly authorized and, when issued and delivered in accordance with the terms of the Series B Preferred, will be validly issued, fully paid and non-assessable; and

3.
The shares of Common Stock to be issued upon exercise of the Preferred Warrants, Series C Warrants and Purchase Warrants are validly authorized and, when issued and delivered in accordance with the terms of such Preferred Warrants, Series C Warrants or Purchase Warrants, upon payment therefore, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared and may be used by the Company as an exhibit in connection with the filing by the Company of the Post-Effective Amendment No. 1 to Form S-1 with the SEC.  We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Post-Effective Amendment No. 1 to Form S-1 and to the reference made to this firm in the Registration Statement under the heading “Legal Matters.”  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ Axelrod, Smith & Kirshbaum

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